UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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APARTMENT INVESTMENT AND MANAGEMENT COMPANY
(Name of Registrant as Specified in Its Charter)

LAND & BUILDINGS CAPITAL GROWTH FUND, LP L & B REAL ESTATE OPPORTUNITY FUND, LP L&B OPPORTUNITY FUND, LLC LAND & BUILDINGS GP LP LAND & BUILDINGS INVESTMENT MANAGEMENT, LLC JONATHAN LITT
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Land & Buildings Investment Management, LLC, together with the other participants named herein (collectively, “Land & Buildings”), intends to make a preliminary filing with the Securities and Exchange Commission (“SEC”) of a solicitation statement and an accompanying request card to be used to solicit requests for the calling of a special meeting of shareholders of Apartment Investment and Management Company (the “Company”).

Item 1: On September 22, 2020, Land & Buildings issued the following press release and letter to the Board of Directors of the Company:

Land & Buildings Sends Letter to AIV Board of Directors

Voices Major Concerns about Company’s Plan to Separate into Two Businesses Via Reverse Spin-Off – Which Could Massively Destroy Value

Demands that AIV Allow Shareholders to Vote on Proposed Transaction – or Land & Buildings Will File Proxy Materials Seeking to Call a Special Meeting of Shareholders to Hold Advisory Vote

Calls on Board to Explain Whether It Truly Explored all Available Strategic Opportunities to Maximize Value for Shareholders Given 75% Upside to Published NAV

STAMFORD, Conn.--(September 22, 2020)--Today Land & Buildings Investment Management LLC (together with its affiliates, “Land & Buildings”), a significant shareholder of Apartment Investment and Management Company (“AIV” or the “Company”) (NYSE: AIV), issued a public letter to the Company’s Board of Directors (the “Board”). The full text of the letter follows.

September 22, 2020

Apartment Investment and Management Company

4582 South Ulster Street, Suite 1700

Denver, CO 80237

Attention: Board of Directors

Dear Members of the Board of Directors,

Land & Buildings Investment Management LLC (together with its affiliates, “Land & Buildings”), a large shareholder of Apartment Investment and Management Company (“AIV” or the “Company”) (NYSE: AIV), has significant concerns regarding the Company’s announcement on September 14, 2020, of its plan to separate its business into two, separate and distinct, publicly traded companies, Apartment Income REIT (“AIR”) and Aimco, through a reverse spin-off. We believe the proposed transaction will not close the Company’s substantial discount to net asset value (“NAV”) and is a thinly veiled attempt by management and the Board of Directors (the “Board”) to rid themselves of a decades-long poor track record rather than address the fundamental issues challenging the Company.

Specifically, shareholders will receive a taxable dividend of about 90% of the Company’s coveted apartments in connection with the proposed spin-off. It is highly unlikely that both Aimco and AIR combined will trade anywhere close to AIV’s stated NAV of $58 per share. What seems clear to us is that the proposed spin-off is not the result of an informed evaluation of all available opportunities to maximize shareholder value, particularly given the extraordinary appetite by private institutional investors for high-quality apartments. Completing a spin-off without fully and objectively evaluating all opportunities for the Company’s real estate could result in material shareholder value destruction.

Perhaps even more concerning, the Board and management appear to be rushing completion of the spin-off before shareholders would have the opportunity to express their views on this issue or elect Board members to better represent shareholder interests. As currently conceived, the proposed spin-off would be completed prior to the Company’s 2021 Annual Meeting of Shareholders and without requiring a shareholder vote. By structuring the transaction as a taxable spin-off, the Board and management team have conveniently ducked shareholder approval of the transaction.

We believe that shareholders deserve the right to express their views on such a material and potentially value-destroying plan. The proposed spin-off is far too important for the future value of AIV to be rushed through without shareholder support. We therefore call on the Board to immediately put the proposed spin-off to a shareholder vote.

We also call on the Board to provide a fulsome explanation as to whether it fully explored all available strategic opportunities to maximize value for AIV, including a sale of the Company. Did the Board seek and/or receive any offers for the Company given the current discounted share price and robust private institutional demand for apartment assets? Is the proposed spin-off truly the most value-maximizing opportunity available or are the Board and management team attempting to jettison their lousy track records and avoid accountability at all costs? Shareholders deserve answers.

Although the Company’s September 14th announcement caused AIV’s stock to inflect higher, we believe that is due to the disclosed sale of an interest in a $2.4 billion California apartment portfolio at a ~4.0% cap rate as the sale corroborated the Company’s stated NAV of $58 per share. Shareholder and analysts have raised serious concerns regarding the proposed spin-off. The Board’s troubling track record further causes us to seriously question whether the proposed transaction was devised with the best interests of shareholders in mind. In fact, the Company has now underperformed its Proxy Apartment Peers since the announcement through September 21, 2020 as investors further analyzed the proposed restructuring.

Historically, the Company has been a significant underperformer relative to its Proxy Apartment Peers since its IPO. Terry Considine has the been the Company’s Chairman and CEO since its IPO.

Total Shareholder Returns	Since IPO (July 1994)
Apartment Investment and Management Company	1032%
Proxy Apartment Peer Average	1946%
AIV Underperformance vs. Proxy Apartment Peer Average	-914%

Source: Bloomberg

Note: Data is July 22, 1994 through September 18, 2020; Proxy Apartment Peers defined as AvalonBay Communities, Inc. (AVB), Camden Property Trust (CPT), Essex Property Trust (ESS), Equity Residential (EQR), Mid-America Apartment Communities, Inc. (MAA), and UDR, Inc. (UDR) as disclosed the Company’s Proxy Statement filed March 11, 2020.

AIV has persistently traded at a substantial discount to its own NAV estimate as well as sell-side estimates of NAV. This historical discount, an estimated 18% over the trailing five years, is likely due to a poor capital allocation strategy and mixed operating performance over an extended period.

Clearly, shareholders do not have confidence in management or the Board to create value and achieve a valuation reflective of the underlying value of the Company’s real estate, despite clear examples of other public apartment REITs trading closer to or above NAV during the same period of time. In fact, over the prior five years, AIV has never traded at or above estimated NAV while apartment peers have routinely traded in-line with, or premiums to, their real estate value.

Case in point: the proposed taxable spin-off of 90% of AIV’s enterprise value creates unnecessary friction costs and could destroy substantial shareholder value. Consider the following:

•	The spin-off is “intentionally” taxable as management thinks taxes may increase in the future, even though a REIT is exempt from paying corporate taxes. The tax bill may be substantial, but the Company has failed to disclose an estimate of the tax liability which is unnecessarily being crystallized.

•	“RemainCo” (Aimco) will be a land and development company, which will likely trade at a substantial discount to NAV as it will be small, complex, and have minimal cash flow. It is unlikely to attract traditional REIT investors, as evidenced by the history of similar entities’ trading history in the public markets. CEO Terry Considine seems to agree, as he intends to be the CEO of “SpinCo” (AIR).

•	RemainCo will have a majority of new Board members potentially triggering a change of control and accelerating compensation and vesting for senior management if certain conditions are met, based on the information we have available.

•	Terry Considine is expected to be the Chairman of both companies (and the CEO of both while RemainCo conducts a search for a new CEO) and in addition to the ongoing lease payments RemainCo will make to SpinCo, there is an expectation that the two entities will continue to pursue additional transactions together. The complexity of AIV has only been exacerbated by this shell game and these new conflicts of interest.

As outlined by Citi REIT analyst Michael Bilerman in a downgrade note titled “Trading a Quarter for Two Dimes” on September 18, 2020, “…we believe the restructuring is not value enhancing and actually adds more complexity, leading to two subpar entities, a higher dividend payout ratio, and significant tax consequences for taxable shareholders”.

Make no mistake: AIV is worth substantially more than its shares are trading for today. It seems clear to us that if the Board were interested in maximizing value for all shareholders, it would have thoroughly explored selling the Company closer to the $58/share NAV, 75% upside from yesterday’s close, rather than have shareholders languish under Chairman and CEO Terry Considine post-spin at a substantial discount to NAV as it has under his leadership historically.

Considering shareholders’ concerns regarding the proposed transaction, including whether a thorough review process was undertaken, we immediately call on the Board to put the spin-off to a shareholder vote. The future value of AIV will be materially impacted by this important decision, and shareholders deserve the right to seek to stop a potential mistake before it happens. If the Board refuses to promptly put the restructuring plan to a shareholder vote, we will not hesitate to call a special meeting of shareholders to conduct an advisory vote on the transaction. To that end, we are prepared to file preliminary proxy materials with the SEC on Monday, September 28, 2020 seeking requests to call a special meeting if the Board does not agree to put the proposed spin-off to a vote by that time.

We take our investment in the Company, and the Board’s stewardship of shareholders’ capital, very seriously and we reserve all rights to take any actions that we deem necessary to hold this Board accountable for its actions. We remain available at your convenience should you wish to discuss these matters further.

Regards,

Jonathan Litt

Founder & CIO

Land & Buildings Investment Management, LLC

Media Contact:
Sloane & Company
Dan Zacchei / Joe Germani
Dzacchei@sloanepr.com / JGermani@sloanepr.com

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Land & Buildings Investment Management, LLC, together with the other participants named herein (collectively, “Land & Buildings”), intends to make a preliminary filing with the Securities and Exchange Commission (“SEC”) of a solicitation statement and an accompanying request card to be used to solicit requests for the calling of a special meeting of shareholders of Apartment Investment and Management Company (the “Company”).

LAND & BUILDINGS STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE SOLICITATION STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE SOLICITATION STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the solicitation are anticipated to be Land & Buildings Capital Growth Fund, LP, a Delaware limited partnership (“L&B Capital” ), L & B Real Estate Opportunity Fund, LP, a Delaware limited partnership (“L&B Real Estate”), Land & Buildings GP LP, a Delaware limited partnership (“L&B GP”), L&B Opportunity Fund, LLC, a Delaware limited liability company (“L&B Opportunity”), Land & Buildings Investment Management, LLC, a Delaware limited liability company (“L&B Management”) and Jonathan Litt.

As of the date hereof, L&B Capital directly owns 426,106 shares of Class A Common Stock, $0.01 par value, of the Company (the “Common Stock”). As of the date hereof, L&B Real Estate directly owns 484,581 shares of Common Stock. As of the date hereof, L&B Opportunity directly owns 54,912 shares of Common Stock. As of the date hereof, 1,100,875 shares of Common Stock were held in a certain account managed by L&B Management (the “Managed Account”). L&B GP, as the general partner of each of L&B Capital and L&B Real Estate, may be deemed the beneficial owner of the (i) 426,106 shares of Common Stock owned by L&B Capital and (ii) 484,581 shares of Common Stock owned by L&B Real Estate. L&B Management, as the investment manager of each of L&B Capital, L&B Real Estate and L&B Opportunity, and as the investment advisor of the Managed Account, may be deemed the beneficial owner of the (i) 426,106 shares of Common Stock owned by L&B Capital, (ii) 484,581 shares of Common Stock owned by L&B Real Estate, (iii) 54,912 shares of Common Stock owned by L&B Opportunity, and (iv) 1,100,875 shares of Common Stock held in the Managed Account. Mr. Litt, as the managing principal of L&B Management, may be deemed the beneficial owner of the (i) 426,106 shares of Common Stock owned by L&B Capital, (ii) 484,581 shares of Common Stock owned by L&B Real Estate, (iii) 54,912 shares of Common Stock owned by L&B Opportunity, and (iv) 1,100,875 shares of Common Stock held in the Managed Account.

Item 2: Also on September 22, 2020, Land & Buildings published the following messages on Twitter:

Item 3: Also on September 22, 2020, Land & Buildings published the following message on LinkedIn: